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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported):
                                January 25, 2000



                          COYOTE NETWORK SYSTEMS, INC.
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             (Exact Name of Registrant as Specified in its Charter)


        Delaware                       1-5486                   36-2448698
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(State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)



               4360 Park Terrace Drive Westlake Village, CA 91361
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                     Address of principal executive offices


                                  (818) 735-7600
                         ------------------------------
                         Registrant's Telephone Number,
                               Including area code

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


Item 5.   Other Events

     On January 26, 2000, we appointed James R. McCullough as our Chief Executive Officer to succeed James J. Fiedler. Mr. Fiedler will continue as Chairman. Mr. McCullough also became a member of the Board of Directors on February 2, 2000. We entered into a three-year Employment Contract with Mr. McCullough pursuant to which he will receive a salary of $160,000 per annum and options to purchase up to 750,000 shares of common stock at $5.00 per share, vesting over three years, subject to acceleration if certain common stock price targets are met and sustained.

     Mr. McCullough's principal occupation prior to joining us was as a co-president of Renwick Corporate Finance, Inc., a consulting company from 1996 to the present. From 1994 to 1997, Mr. McCullough was the general partner of an investment fund focusing on early stage technology companies.

     On January 25, 2000, we entered into a Financial Services Agreement with First Venture Leasing LLC ("First Venture"), pursuant to which an LLC was formed by First Venture to offer certain leasing and credit packages to our customers. First Venture is an entity in which Mr. McCullough had a 25% interest, which he relinquished effective upon his becoming a director of the Company on February 2, 2000. The terms of our agreement with First Venture were the result of arms' length negotiation in which Mr. McCullough did not participate. The Agreement with First Venture was approved by our Board of Directors.

     On January 26, 2000, we also entered into a Remarketing Agreement and two separate License Agreements with the LLC formed by First Venture, pursuant to which such LLC shall act as our agent in remarketing equipment leased to third parties upon the termination of such leases and shall have the right to use certain trademarks, service marks, trade names and other designations in connection with the services to be provided by the LLC.

     On January 26, 2000, we also entered into a Consulting Agreement with KRJ, LLC ("KRJ"). Pursuant to the Consulting Agreement, KRJ provided assistance in identifying strategic partners and business opportunities, making introductions to IP Telephony customers, introducing new management, restructuring vendor finance programs, investor relations, and identifying credit facilities. We issued to KRJ 2,000,000 shares of unregistered common stock, with no registration rights. Of such shares, 1,250,000 will be held in escrow to be released to KRJ in three equal annual installments, subject to acceleration if certain common stock price targets are met and sustained. In addition, unless there is a Change of Control of the Company (as defined in the Consulting Agreement), KRJ has agreed not to sell, pledge, hypothecate or otherwise transfer any of the 2,000,000 shares for a period 12 months after the respective dates of delivery of any of such shares. Mr. McCullough has an approximately one-third interest in KRJ and the balance of KRJ is owned by affiliates of First Venture. The Consulting Agreement also provides that over the next three years, KRJ will provide assistance in further identification of additional business opportunities both in the domestic and international markets. Compensation for these additional services will be specifically negotiated at a future date. The Consulting Agreement has been approved by our Board of Directors and the terms of our agreement with KRJ were the result of arms' length negotiation in which Mr. McCullough did not participate. In connection with the issuance of the 2,000,000 shares to KRJ, we anticipate recording a one-time, non-cash charge to earnings of approximately $10 million in the fourth quarter of Fiscal 2000.

Item 7.   Financials Statements and Exhibits

(c)       Exhibits

10.1 Employment Agreement by and between Coyote Network Systems, Inc. and James R. McCullough.

10.2 Consulting Agreement by and between Coyote Network Systems, Inc. and KRJ, LLC.

10.3 Financial Services Agreement by and among Coyote Network Systems, Inc., Coyote Technologies, LLC, First Venture Leasing, LLC and Coyote Leasing, LLC.

10.4 Master Remarketing Agreement by and among Coyote Network Systems, Inc., Coyote Technologies, LLC and Coyote Leasing, LLC

10.5 Coyote Technologies License Agreement by and between Coyote Technologies, LLC and Coyote Leasing, LLC.

10.6 Coyote License Agreement by and between Coyote Network Systems, Inc. and Coyote Leasing, LLC.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 4, 2000           COYOTE NETWORK SYSTEMS, INC.


                                   By:   /s/ Brian A. Robson
                                         -------------------------------------
                                         Brian A. Robson
                                         Executive Vice President,
                                         Chief Financial Officer and Secretary

                                Index to Exhibits

Exhibit No.           Description

10.1 Employment Agreement by and between Coyote Network Systems, Inc. and James R. McCullough.

10.2 Consulting Agreement by and between Coyote Network Systems, Inc. and KRJ, LLC.

10.3 Financial Services Agreement by and among Coyote Network Systems, Inc., Coyote Technologies, LLC, First Venture Leasing, LLC and Coyote Leasing, LLC.

10.4 Master Remarketing Agreement by and among Coyote Network Systems, Inc., Coyote Technologies, LLC and Coyote Leasing, LLC

10.5 Coyote Technologies License Agreement by and between Coyote Technologies, LLC and Coyote Leasing, LLC.

10.6 Coyote License Agreement by and between Coyote Network Systems, Inc. and Coyote Leasing, LLC.